Exhibit 99.1

600 Travis Street Suite 5200 Houston, Texas 77002 Contact: Roland O. Burns Chief Financial Officer (972) 668-8811 Web site: www.boisdarcenergy.com

NEWS RELEASE

For Immediate Release

BOIS d'ARC ENERGY, INC. ANNOUNCES
OIL AND NATURAL GAS RESERVES AS OF DECEMBER 31, 2007

HOUSTON, TEXAS, January 22, 2008 – Bois d'Arc Energy, Inc. ("Bois d'Arc" or the "Company") (NYSE:BDE) announced today that Bois d'Arc's total proved oil and natural gas reserves as of December 31, 2007 are estimated at 250 billion cubic feet ("Bcf") of natural gas and 24.6 million barrels of crude oil or 398 Bcf equivalent of natural gas ("Bcfe").  Natural gas reserves account for 63% of total proved reserves and 74% of the total proved reserves were classified as proved developed at the end of 2007.  Bois d'Arc operates 99% of its proved reserve base.  Bois d'Arc's proved reserves increased 16% from total proved oil and natural gas reserves as of December 31, 2006 of 344 Bcfe.

The present value, using a 10% discount rate, of the future net cash flows before income taxes of the Company's estimated proved oil and natural gas reserves at the end of 2007 is approximately $2.2 billion using oil and natural gas prices of $94.64 per barrel for oil and $7.26 per Mcf for natural gas.  Such prices were based on the December 31, 2007 market prices, as adjusted for the Company's average basis differentials.

Bois d'Arc replaced 228% of its 2007 production of 42.2 Bcfe through its successful exploration activities in 2007.  Bois d'Arc spent approximately $214 million in 2007 on exploration and development activities which added 96 Bcfe to its proved reserve base resulting in an "all in" finding costs of $2.22 per Mcfe for 2007.

Bois d'Arc estimates that its oil and natural gas properties contain an additional 127 Bcfe in probable reserves and 183 Bcfe in possible reserves in addition to the 398 Bcfe of proved reserves reported today.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Bois d'Arc Energy is a growing independent exploration company engaged in the discovery and production of oil and natural gas in the Gulf of Mexico.  The Company's stock is traded on the New York Stock Exchange under the symbol "BDE".